UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2010

Capital Senior Living Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-13445	75-2678809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14160 Dallas Parkway Suite 300 Dallas, Texas	75254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 770-5600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On April 14, 2010, Capital Senior Living Corporation (the “Company”) entered into amendments (collectively, the “Amendments”) to each of the employment agreements for Lawrence A. Cohen, the Company’s Chief Executive Officer, Keith N. Johannessen, the Company’s President and Chief Operating Officer, and Ralph A. Beattie, the Company’s Chief Financial Officer. Pursuant to the Amendments, which are effective January 1, 2010 and were approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), the annual base salaries of Messrs. Cohen, Johannessen and Beattie, will be $636,366, $375,006 and $350,115, respectively, subject to annual adjustment. The Amendments were entered into in connection with the Compensation Committee’s periodic review and assessment of the compensation of the Company’s executive officers and reflect the Company’s 2010 Incentive Compensation Plan, which eliminated quarterly bonus awards for achieving quarterly EPS goals with a corresponding increase in base salaries.

The forgoing description of the Amendments is not complete and is qualified in its entirety by reference to the Amendments, as applicable, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3 for Messrs. Cohen, Johannessen, and Beattie, respectively, and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On April 19, 2010, the Company announced that Midwest Portfolio Holdings, L.P. a joint venture in which the Company held an 11% partnership interest (“Midwest I”), has sold five senior living communities to Health Care REIT, Inc. (“HCN”). Upon the closing of the sale, the Company leased the communities from HCN pursuant to triple net operating leases with an initial term of 15 years, with one 15-year renewal option. The Company previously managed the five communities in Midwest I under long-term management agreements. The full text of the press release issued by the Company in connection with the announcement is attached hereto as Exhibit 99.1.

Also, attached hereto as Exhibit 99.2 is an updated slideshow presentation of the Company.

The information being furnished under this Item 7.01 and Exhibits 99.1 and 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The press release and presentation contain, and may implicate, forward-looking statements regarding the Company and include cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

In the press release and the presentation, the Company’s management utilized non-GAAP financial measures, including adjusted EBITDAR, adjusted CFFO, adjusted CFFO per share and other items. These non-GAAP financial measures are used by management to evaluate financial performance and resource allocation for its facilities and for the Company as a whole. These measures are commonly used as an analytical indicator within the senior housing industry, and also serve as a measure of leverage capacity and debt service ability. The Company has provided this information in order to enhance investors overall understanding of the Company’s financial performance and prospects. In addition, because the Company has historically provided this type of information to the investment community, the Company believes that including this information provides consistency in its financial reporting.

These non-GAAP financial measures should not be considered as measures of financial performance under generally accepted accounting principles, and items excluded from them are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing, or financing activities, earnings per share or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because these measures are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, these measures as presented may not be comparable to other similarly titled measures of other companies.

By filing this Current Report on Form 8-K, the Company does not acknowledge that disclosure of the information being furnished under this Item 7.01 and Exhibits 99.1 and 99.2 is required by Regulation FD or that the information was material or non-public before the disclosure. The Company assumes no obligation to update or supplement forward-looking statements in the press release or presentation that become untrue because of new information, subsequent events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Fourth Amendment to the Employment Agreement of Lawrence A. Cohen
10.2	Second Amendment to the Employment Agreement of Keith N. Johannessen
10.3	Second Amendment to the Employment Agreement of Ralph A. Beattie
99.1	Press Release, dated April 19, 2010, regarding Closing of Five Community Lease Transaction
99.2	Capital Senior Living Corporation Updated Slideshow Presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2010

Capital Senior Living Corporation

By: /s/ David R. Brickman
Name: David R. Brickman
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fourth Amendment to the Employment Agreement of Lawrence A. Cohen
10.2	Second Amendment to the Employment Agreement of Keith N. Johannessen
10.3	Second Amendment to the Employment Agreement of Ralph A. Beattie
99.1	Press Release, dated April 19, 2010, regarding Closing of Five Community Lease Transaction
99.2	Capital Senior Living Corporation Updated Slideshow Presentation.